Tecnoglass Reports First Quarter 2019 Results

BARRANQUILLA, Colombia – May 9, 2019 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

●	Total revenues increased 23% to a record $107.2 million on strong U.S. activity, marking the 8th consecutive record revenue quarter
●	Net income of $7.3 million, or $0.18 per diluted share
●	Adjusted net income[1] grew 7% to $5.9 million, or $0.15 per diluted share
●	Adjusted EBITDA[1] increased 16% to a first quarter record of $21.1 million
●	Backlog expanded to a record $518 million; up 3% year-over-year and 1% quarter-over-quarter
●	Capital expenditures of $5.2 million were primarily in connection with previously announced high-return investments to increase production capacity at its aluminum facility and automate key operations at several glass and aluminum facilities
●	In May 2019, completed the previously announced purchase of a minority ownership interest in Vidrio Andino, a Colombia-based subsidiary of Saint-Gobain with annualized sales of approximately $100 million
●	Reiterates full year 2019 growth outlook for total revenue and adjusted EBITDA[1]

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our strong momentum continued into 2019, producing record first quarter levels of revenues, adjusted EBITDA and backlog. U.S. revenues grew 46% year-over year and represented 86% of first quarter revenues, which underscores the multi-year effort to expand our customer reach and geographic presence in this attractive market. We continued to experience favorable commercial construction trends and market share gains, along with rapid penetration into the U.S. single-family residential market. Strong U.S. performance more than offset softer results in our Latin American regions, where construction activity remains muted. Our installation business grew significantly in the first quarter, in part due to approximately $5 to $7 million of revenues pulled forward from the second quarter. The lower year-over-year gross margin related to the mix of business in the period was more than offset by operating expenses growing by only 5.4% year-over-year, reflecting tight cost controls and strong operating leverage. As we look to the balance of 2019, we are on path for another year of record performance and look forward to deliver on our reaffirmed full year outlook.”

Christian Daes, Chief Operating Officer of Tecnoglass, stated, “We continued experiencing solid bidding activity throughout the quarter resulting in a record backlog level of $518 million. We are pleased to see project wins in diverse geographies, in line with our U.S. diversification strategy that also includes our Schüco partnership which continues to yield positive results. Our joint venture agreement with Saint-Gobain closed in early May, providing us with expanded access to float glass supply and attractive synergy opportunities over time. Additionally, we expect to complete the expansion of our aluminum extrusion facilities in the third quarter 2019 which will allow us to serve incremental demand. Our initiatives to automate certain processes and optimize production lines at our facilities should be operational by the end of 2019. With all these operational enhancements underway, we are poised to further augment our structural advantages while we continue to gain market share and deliver industry leading margins.”

First Quarter 2019 Results

Total revenues for the first quarter of 2019 improved 23.0% to $107.2 million compared to $87.2 million in the prior year quarter. Excluding the impact of unfavorable foreign currency, total revenues increased 24.4% compared to the prior year quarter. U.S. revenues increased 46.1% to $92.1 million compared to $63.0 million in the prior year quarter, driven by stronger residential invoicing, healthy commercial construction activity, market share gains and slight pricing improvement. In addition, a portion of the increase was tied to the installation of products in certain projects pulled forward into the first quarter of 2019. Colombia revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, was $13.0 million compared to $21.8 million in the prior year quarter, primarily attributable to slower construction activity.

Gross profit increased 19.2% to $31.9 million, representing a 29.8% gross margin, compared to $26.7 million, representing a 30.7% gross margin, in the prior year quarter. The 90 basis point difference in gross margin mainly reflected a higher mix of service revenue in connection with projects invoiced ahead of schedule, partly offset by lower labor and energy costs per unit, and lower depreciation and amortization. Operating expenses were $17.7 million compared to $16.8 million in the prior year quarter. As a percent of total revenues, operating expenses were 16.5% compared to 19.2% in the prior year quarter, primarily due to higher sales and lower ground and marine transportation costs. Excluding one-time items, operating expenses would have been 15.8% as a percent of total revenues compared to 18.1% in the prior year quarter. Operating income increased 42.5% to $14.2 million compared to $10.0 million in the prior year quarter.

Net income was $7.3 million, or $0.18 per diluted share in the first quarter of 2019, compared to net income of $10.6 million, or $0.28 per diluted share in the prior year quarter, including non-cash foreign currency transaction gains in both periods related to the re-measurement of USD denominated assets and liabilities against the Colombian Peso as functional currency. Adjusted net income1 improved to $5.9 million, or $0.15 per diluted share, compared to adjusted net income of $5.5 million, or $0.15 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 15.7% to $21.1 million, compared to $18.2 million in the prior year quarter, primarily attributable to sales growth and higher operating income.

Financing Initiatives

In March 2019, the Company completed a follow-on public offering of 5,551,423 ordinary shares, raising net proceeds to the Company of approximately $36.1 million. At March 31, 2019, the Company had cash and cash equivalents of $61.7 million. The Company’s basic and diluted common shares outstanding at March 31, 2019 were 43,631,653 shares and 44,902,619 shares, respectively.

In May 2019, the Company entered into a new 5 year $30 million facility, with a portion of available borrowings used to repay existing short-term working capital facilities. The new facility will extend the average maturity of the Company’s debt, reduce its weighted average cost of funding and provide added financial flexibility to execute strategic initiatives.

Strategic Joint Venture and High-Return Initiatives

In May 2019, the Company completed its previously announced strategic joint venture with Saint-Gobain, through the purchase of a minority ownership interest in Vidrio Andino, a Colombia-based float glass manufacturing subsidiary of Saint-Gobain with annualized sales of approximately $100 million. The joint venture positions Tecnoglass to significantly augment its vertical integration strategy by providing an ownership interest in one of the first stages of its production supply chain, securing stable long-term float glass supply and improving purchasing economics for a significant portion of its float glass sourcing, while also reducing waste and transportation costs. The $34 million cash portion of the transaction was funded with cash on hand.

Separately, the Company continues to make progress on recently announced enhancements to increase production capacity at its aluminum facility and automate key operations at several glass and aluminum facilities. The Company anticipates that these high-return investments will speed up production in response to strong customer demand, especially for aluminum products. The Company is on track to complete its aluminum capacity expansion by the beginning of the third quarter and the full implementation of its automation initiatives by the end of 2019. As of March 31, 2019, the Company has deployed approximately $9 million out of the total anticipated capital investment of approximately $20 million, and intends to fund the remaining portion with cash on hand and existing debt capital resources.

Dividend

The Company declared a regular quarterly dividend of $0.14 per share, or $0.56 per share on an annualized basis, for the first quarter of 2019, which will be paid on May 26, 2019 to shareholders of record as of the close of business on April 30, 2019.

Full Year 2019 Outlook

For the full year 2019, the Company reiterates its outlook for growth in construction end markets and additional market share gains in the U.S. In 2019, the Company continues to anticipate revenues to grow to a range of $395 to $415 million. The Company continues to expect Adjusted EBITDA in 2019 to be in the range of $85 million to $94 million, representing growth of 11% at the midpoint year over year, driven by higher revenues and greater operational efficiencies.

Conference Call

Management will host a conference call on Thursday, May 9, 2019 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)
●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13689900.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the leading architectural glass transformation company in Colombia and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to North, Central and South America, the Caribbean, and the Pacific. Tecnoglass supplies over 1,000 customers in North, Central and South America, with the United States accounting for 80% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco).

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-90628

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Audited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$61,712	$33,040
Investments	2,300	1,163
Trade accounts receivable, net	106,188	92,791
Due from related parties	9,496	8,239
Inventories	90,949	91,849
Contract assets – current portion	49,063	46,018
Other current assets	24,455	20,299
Total current assets	$345,163	$293,399

Long term assets:
Property, plant and equipment, net	$151,979	$149,199
Deferred income taxes	3,290	4,770
Contract assets – non-current	8,117	6,986
Intangible Assets	8,368	9,006
Goodwill	23,561	23,561
Other long term assets	2,945	2,853
Total long term assets	198,260	196,375
Total assets	$543,423	$489,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$28,048	$21,606
Trade accounts payable and accrued expenses	76,102	65,510
Accrued interest expense	3,241	7,567
Due to related parties	1,623	1,500
Dividends payable	923	736
Contract liability – current portion	13,698	16,789
Other current liabilities	14,486	8,887
Total current liabilities	$138,121	$122,595

Long term liabilities:
Deferred income taxes	$1,219	$2,706
Long Term Payable associated to GM&P acquisition	8,500	8,500
Long term receivables from related parties	600	600
Contract liability – non-current	703	1,436
Long term debt	219,848	220,709
Total Long Term Liabilities	230,870	233,951
Total liabilities	$368,991	$356,546
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2019 and December 31, 2018 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 43,631,653 and 38,092,996 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	4	4
Legal Reserves	1,367	1,367
Additional paid-in capital	195,816	157,604
Retained earnings	11,667	10,439
Accumulated other comprehensive (loss)	(35,288)	(37,058)
Shareholders’ equity attributable to controlling interest	173,567	132,356
Shareholders’ equity attributable to non-controlling interest	865	872
Total shareholders’ equity	174,432	133,228
Total liabilities and shareholders’ equity	$543,423	$489,774

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Audited)

	Three months ended
	March 31,
	2019	2018
Operating revenues:
External customers	$104,808	$86,207
Related parties	2,360	953
Total operating revenues	107,168	87,160
Cost of sales	75,276	60,412
Gross Profit	31,892	26,748

Operating expenses:
Selling expense	(9,562)	(9,137)
General and administrative expense	(8,094)	(7,621)
Total Operating Expenses	(17,656)	(16,758)

Operating income	14,236	9,990

Non-operating income	275	1,099
Foreign currency transactions (losses) gains	3,286	9,973
Interest expense and deferred cost of financing	(5,587)	(5,050)

Income before taxes	12,210	16,012

Income tax benefit (provision)	4,879	5,393

Net income	$7,331	$10,619

(Income) loss attributable to non-controlling interest	7	72

Income attributable to parent	$7,338	$10,691

Comprehensive income:
Net income	$7,331	$10,619
Foreign currency translation adjustments	1,770	8,701

Total comprehensive income	$9,101	$19,320
Comprehensive (income) loss attributable to non-controlling interest	7	72

Total comprehensive income attributable to parent	$9,108	$19,392

Basic income per share	$0.19	$0.28

Diluted income per share	$0.18	$0.28

Basic weighted average common shares outstanding	38,611,867	37,393,304

Diluted weighted average common shares outstanding	39,882,832	38,106,615

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Audited)

	Three months ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,331	$10,619
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	153	(169)
Provision for obsolete inventory		21
Depreciation and amortization	5,841	5,665
Deferred income taxes	947	2,781
Director stock compensation		71
Other non-cash adjustments	416	349
Changes in operating assets and liabilities:
Trade accounts receivables	(10,740)	5,118
Inventories	2,870	(1,061)
Prepaid expenses	(820)	(82)
Other assets	(4,536)	(2,051)
Trade accounts payable and accrued expenses	2,640	(20,212)
Accrued interest expense	(4,337)	(4,398)
Taxes payable	4,724	(794)
Labor liabilities	(603)	(471)
Related parties	(831)	1,130
Contract assets and liabilities	(7,955)	(6,728)
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(4,900)	$(10,212)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	346	177
Purchase of investments	(306)	(218)
Acquisition of property and equipment	(3,701)	(1,070)
CASH USED IN INVESTING ACTIVITIES	$(3,661)	$(1,111)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	5,912	2,994
Cash dividend	(760)	(540)
Proceeds from equity offering	33,050	-
Repayments of debt	(1,349)	(2,726)
CASH PROVIDED BY FINANCING ACTIVITIES	$36,853	$(272)

Effect of exchange rate changes on cash and cash equivalents	$380	$1,277

NET (DECREASE) INCREASE IN CASH	28,672	(10,318)
CASH - Beginning of period	33,040	40,923
CASH - End of period	$61,712	$30,605

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,230	$8,910
Income Tax	$1,840	$4,258

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease and debt	$1,468	$314
Gain in extinguishment of GM&P payment settlement	$-	$-

Revenues by Region

(Amounts in thousands)

(Audited)

	Three months ended
	March 31,
	2019	2018	% Change
Revenues by Region
United States	92,062	62,993	46.1%
Colombia	12,959	21,824	(40.6%)
Other Countries	2,147	2,343	(8.4%)
Total Revenues by Region	107,168	87,160	23.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	March 31,
	2019	2018	% Change

Total Revenues with Foreign Currency Held Neutral	$108,430	$87,160	24.4%
Impact of changes in foreign currency	(1,262)	-	(1.4%)
Total Revenues, as Reported	$107,168	$87,160	23.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	March 31, 2019	March 31, 2018

Net (loss) income	7,331	10,620
Less: Income (loss) attributable to non-controlling interest	7	72
(Loss) Income attributable to parent	7,338	10,692
Foreign currency transactions losses (gains)	(3,286)	(9,973)
Deferred cost of financing	393	346
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	744	1,342
Tax impact of adjustments at statutory rate	688	3,065
Adjusted net (loss) income	5,877	5,472

Basic income (loss) per share	0.19	0.28
Diluted income (loss) per share	0.18	0.28

Diluted Adjusted net income (loss) per share	0.15	0.14

Basic weighted average common shares outstanding in thousands	38,612	37,393
Diluted weighted average common shares outstanding in thousands	39,883	38,113

	Three months ended
	March 31, 2019	March 31, 2018

Net (loss) income	7,331	10,620
Less: Income (loss) attributable to non-controlling interest	7	72
(Loss) Income attributable to parent	7,338	10,692
Interest expense and deferred cost of financing	5,587	5,050
Income tax (benefit) provision	4,879	5,393
Depreciation & amortization	5,841	5,665
Foreign currency transactions losses (gains)	(3,286)	(9,973)
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, transaction related costs and other)	744	1,342
Director Stock compensation and provision for obsolete inventory	-	71
Adjusted EBITDA	21,103	18,240